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                     QWEST COMMUNICATIONS INTERNATIONAL INC.
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                (Name of Registrant as Specified In Its Charter)


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[ON MARCH 16, 2001, QWEST COMMUNICATIONS INTERNATIONAL INC. DELIVERED A COPY OF
THE FOLLOWING LETTER TO THE EDITORS OF THE DENVER POST AND ROCKY MOUNTAIN NEWS.]

Dear Editor:

It's time to set the record straight about two shareowner proposals on the agenda at Qwest's May 2 annual meeting. The Securities and Exchange Commission rules have previously prohibited us from commenting until now. We think that the shareowner proposals should be rejected as they could hinder company growth and reduce shareowner value.



One proposal asks the Qwest board to seek advance shareowner approval for severance agreements with executive officers. This would restrict the board's flexibility and speed in offering a competitive compensation package for top talent. The other proposal asks that Qwest not count pension credits in determining performance-based compensation. Qwest is acting consistently with accounting rules and standards for public companies by including the pension credits.

Qwest is an entrepreneurial growth company that pays its employees for serving customers well, conserving cash and taking risks. We have invested billions to raise service to its highest level in more than five years, and we pay millions in taxes and spend millions more with suppliers. We also offer one of the best retirement programs in American business.

Michael P. Tarpey
Qwest Senior Vice President
Corporate Communications